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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Metromedia International Group Shares to be
Delisted from The American Stock Exchange

        NEW YORK, February 14, 2003—Metromedia International Group, Inc. (the "Company") (AMEX:MMG), the owner of various interests in communications and media businesses in Eastern Europe, the Commonwealth of Independent States and other emerging markets, today announced that it had received notice from the staff of The American Stock Exchange (the "Exchange" or "AMEX") indicating that the Exchange intends to proceed with delisting the Company's Common Stock and 7 1/4% Cumulative Convertible Preferred Stock from the Exchange because the Company no longer complies with the continued listing requirements of the Exchange. Specifically, the Company has incurred losses in two of the three most recent fiscal years with shareholders' equity of less than $2 million; the Company has incurred losses in three of four of the most recent fiscal years with shareholders' equity of less than $4 million; and the Company has incurred losses in the five most recent fiscal years with shareholders' equity of less than $6 million, as set forth in Sections 1003(a)(i); 1003(a)(ii); and 1003(a)(iii), respectively, of the Company Guide. The staff of the Amex further indicated its belief that the Company has fallen below the requirements of Section 1003(a)(iv) in that the Company's operating results are unsatisfactory and its financial condition may be impaired, raising questions about whether it will be able to continue operations or meet its obligations as they mature. The staff also noted that the Company's Common Stock has been selling for a substantial period of time at a low price per share (Section 1003(f)(v)).

        The Company anticipates that, upon delisting from the AMEX, the Company's shares will trade on the OTC bulletin board. The staff of the AMEX has not advised the Company when delisting will be effective.

        Carl Brazell, the Company's Chairman and CEO commented: "The day-to-day operations of the Company should not be adversely affected by this development. All relationships with customers, suppliers and employees will continue in the normal course.

About Metromedia International Group

        Metromedia International Group, Inc. is a global communications and media company. Through its wholly owned subsidiaries and its business ventures, the Company owns and operates communications and media businesses in Eastern Europe, the Commonwealth of Independent States and other emerging markets. These include a variety of telephony businesses including cellular operators, providers of local, long distance and international services over fiber-optic and satellite-based networks, international toll calling, fixed wireless local loop, wireless and wired cable television networks and broadband networks and FM radio stations.

        This news release contains certain forward-looking statements that involve risks and uncertainties. Factors that could cause or contribute to such risks and uncertainties include, but are not limited to, general economic and business conditions, competition, changes in technology and methods of marketing, and various other factors beyond the Company's control. This also includes such factors as are described from time to time in the SEC reports filed by Metromedia International Group, Inc., including its most recently filed quarterly report on Form 10-Q and the Company's annual report on Form 10-K for the year ended December 31, 2001. The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events, including changes in its cash balances or other events affecting liquidity.

        Please visit our website at www.metromedia-group.com.

Contacts:

Metromedia International Group, Inc.

Ernie Pyle
Senior Vice President Finance,
    Chief Financial Officer and Treasurer

(212) 527-3800

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  EXHIBIT 99.1
Metromedia International Group Shares to be Delisted from The American Stock Exchange